Exhibit 10.1

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”) is entered into as of the 11th day of September 2009 (the “Separation Date”), by and between Robert A. Hitt, an individual (“Executive”), Rexnord LLC, a Delaware limited liability company (“Rexnord”), RBS Global, Inc., a Delaware corporation and the parent company of Rexnord (“RBS Global”), and Rexnord Holdings, Inc., a Delaware corporation and the parent company of RBS Global (“Holdings”, and together with Rexnord and RBS Global, the “Companies” and each, a “Company”).

WHEREAS, Executive has been employed as the Chief Executive Officer and President of Rexnord pursuant to that certain Employment Agreement by and between Executive and Rexnord, dated as of July 21, 2006 (the “Employment Agreement”), and has served as a member of the Board of Directors of Rexnord;

WHEREAS, Executive has also been employed as the Chief Executive Officer and President and has served as a member of the Board of Directors of each of RBS Global and Holdings; and

WHEREAS, Executive desires to resign from employment with, as an officer and member of the board of directors of, and in any and all other capacities with the Companies and each of their respective subsidiaries and affiliates, effective as of the Separation Date upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Executive and the Companies agree as follows:

I. Resignation. Executive hereby irrevocably resigns as an officer, director, employee, member, manager and in any and all other capacities with the Companies and each of their respective subsidiaries and affiliates, effective as of the Separation Date. In connection and concurrently with the execution of this Separation Agreement, Executive shall execute and deliver to the Companies the letter attached as Exhibit A hereto. The Companies and each of their respective subsidiaries and affiliates hereby accept such resignation, effective as of the Separation Date. Executive acknowledges and agrees that any and all amounts and benefits due to Executive from the Companies and each of their respective subsidiaries and affiliates after the Separation Date shall be determined under this Separation Agreement.

II. Consulting Services. For ninety (90) days following the Separation Date, Executive will be available to Rexnord to perform consulting, transition and advisory services as reasonably requested by Rexnord. Executive shall provide the services contemplated by this Section II after the Separation Date in a consulting capacity, shall not be an employee of Rexnord or any of its affiliates during any such period, and shall perform such services for no additional consideration beyond that expressly provided in this Separation Agreement. Executive shall perform any such services requested of him in a prompt, diligent and faithful manner and shall devote such time to such services as may reasonably be required in order to timely complete such services.

III. Severance; Stock Options.

A. Rexnord shall pay Executive any base salary that had accrued but had not been paid (including accrued but unpaid vacation time) on and before the Separation Date on the same date Rexnord makes its payroll payments generally for the pay period in which the Separation Date occurred and shall pay any reimbursement due to Executive pursuant to Section 3(f) of the Employment Agreement. Executive agrees to promptly provide any and all documentation reasonably required by Rexnord to support any such reimbursement due to Executive. The parties agree that Executive’s accrued but unpaid vacation time as of the Separation Date is not in excess of 1 day. Executive acknowledges and agrees that upon payment of the amounts contemplated by this Section III(A), Executive shall have received all amounts owed for his regular and usual salary (including, but not limited to, any severance (other than the Severance Benefits expressly provided for in, and subject to the terms of, this Separation Agreement), overtime, bonus, accrued vacation, commissions or other wages), reimbursement of expenses, and usual benefits from the Companies and each of their respective subsidiaries and affiliates.

B. Subject to Section III(C) and Section VIII below, Executive is also entitled to the following benefits (collectively, the “Severance Benefits”):

(i) Rexnord shall pay Executive the amount of Forty Nine Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($49,833.33) per month, subject to tax withholding, for a period of eighteen (18) consecutive months, with the first payment being made in October 2009 and a payment being made in each of the seventeen (17) months thereafter.

(ii) Rexnord shall provide continued participation in Rexnord’s group health benefit plans (including the health, dental and vision plans) and in Rexnord’s Exec-U-Care plan for Executive and his dependents at Rexnord’s expense until the earlier of (i) the expiration of eighteen (18) months from the Separation Date or (ii) Executive’s eligibility for participation in the substantially comparable group health plan of a subsequent employer or entity (the “Benefits Continuation Period”). For the avoidance of doubt, in the event that Executive shall become eligible to participate in a subsequent employer’s or entity’s substantially comparable benefits plan(s) offering one or more, but not all, of the benefits herein described (for example, group medical, but not vision and dental), Executive shall be entitled to continue to receive from Rexnord the benefits that are not offered, and/or for which he is not eligible, under the subsequent employer’s or entity’s benefits plan(s) until the earliest of the expiration of eighteen (18) months from the Separation Date or he becomes so eligible (if at all). In the event that the Benefits Continuation Period terminates at the end of the 18-month period pursuant to clause (i) of this Section III(B)(ii) (and not upon Executive’s eligibility to participate in a subsequent employer’s group health plans pursuant to clause (ii)), Rexnord shall reimburse Executive for the cost of the premiums incurred by Executive for medical insurance coverage for himself and his dependents during the eighteen (18) month period following the last day of the Benefits Continuation Period, payable monthly in arrears upon Rexnord’s receipt of satisfactory invoices; provided, however, that in no event shall the maximum aggregate amount of such reimbursement exceed $50,000.

(iii) Executive currently owns 60,208 shares of common stock, par value $0.01 per share (the “Common Stock”) of Holdings (the “Shares”), which Executive acquired upon the exercise of vested stock options granted under the Rexnord Holdings, Inc. 2006 Stock Option Plan (the “2006 Plan”). Notwithstanding Section 4 of the Stockholders’ Agreement dated as of July 21, 2006 among Holdings, Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC and certain other stockholders of Holdings parties thereto (the “Stockholders’ Agreement”) or Section 5 of the stock option agreements evidencing the stock option awards under the 2006 Plan (the “Option Agreements”), Holdings agrees that it shall not exercise its right to repurchase the Shares following the Separation Date pursuant to Section 4 of the Stockholders’ Agreement or Section 5 of the Option Agreements.

(iv) Rexnord shall reimburse Executive’s costs for outplacement services approved in advance by Rexnord during the twelve (12) month period following the Separation Date, payable quarterly in arrears upon Rexnord’s receipt of satisfactory invoices.

C. This Section III(C) shall apply notwithstanding anything else contained in this Separation Agreement to the contrary. As a condition precedent to Rexnord’s obligation to pay or provide the Severance Benefits (or continue to pay or provide such benefits, as the case may be), (i) Executive shall have complied with the restrictive covenants set forth in Section VIII below and (ii) Executive shall have fulfilled his obligations described in Section II above. Further, Rexnord shall have no obligation to pay or provide the Severance Benefits to Executive unless and until Executive’s release set forth in Section IV becomes irrevocable by Executive under the ADEA.

D. Executive agrees that the payments and benefits contemplated by Section III(B) shall constitute the exclusive and sole remedy for the termination of his employment, and Executive covenants not to assert or pursue any other remedies against anyone, at law or in equity, with respect to any termination of employment.

E. To the extent that the benefits under Section III(B)(ii) or (iv) are taxable to Executive, any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. To facilitate timely payment, Executive agrees to promptly provide any and all documentation reasonably required by the Company to support any such payment due to Executive. The benefits in Section III(B)(ii) and (iv) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

F. Executive currently holds the following outstanding options to acquire shares of Common Stock, of Holdings: (i) a stock option grant covering 115,791 shares of Common Stock granted under the RBS Global Inc. Option Plan (the “Rollover Options”), which is currently outstanding and has not been exercised as to any portion thereof, (ii) a stock option grant covering 230,706 shares of Common Stock granted under the 2006 Plan, a portion of which is currently outstanding and has not been exercised as to 184,565 shares of Common Stock (the “July 2006 Options”), and (iii) a stock option grant covering 140,677 shares of Common Stock granted under the 2006 Plan, a portion of which is currently outstanding and has not been exercised as to 126,610 shares of Common Stock (the “April 2007 Options”). As of the Separation Date, the Rollover Options are fully vested, the July 2006 Options are vested as to 92,283 shares of Common Stock and the April 2007 Options are vested as to 42,204 shares of Common Stock. Notwithstanding any provision of any stock option agreement or other document to the contrary, on the Separation Date, the Rollover Options shall be, and they hereby are, cancelled and Rexnord shall pay to Executive, in consideration thereof, an amount equal to One Million Four Hundred Ninety Thousand Two Hundred Thirty Dollars and Seventeen Cents ($1,490,230.17), subject to tax withholding. Rexnord shall pay such amount to Executive in a single cash lump sum not later than three (3) business days after Executive’s release pursuant to Section IV becomes irrevocable by Executive under the Age Discrimination in Employment Act of 1967 (the “ADEA”).

G. On the Separation Date, the July 2006 Options and the April 2007 Options (including both vested and unvested portions) shall be, and they hereby are, terminated and Executive shall have no further right with respect thereto or in respect thereof.

IV. Release. Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Companies and each of their respective parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them (hereinafter together and collectively referred to as the “Releasees”) with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future own or hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing release does not apply to any obligation of the Companies to Executive pursuant to any of the following: (1) any obligation created by or arising out of this Separation Agreement; (2) any right to indemnification that Executive may have pursuant to the Bylaws of any of the Companies, any of their respective Certificates of Incorporation or under any written indemnification agreement with any of the Companies (or any corresponding provision of any subsidiary or affiliate of any of the Companies) or under applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Companies or any of their respective subsidiaries or affiliates; (3) any rights that Executive may have to insurance coverage for such losses, damages or expenses under any directors and officers liability insurance policy of any of the Companies or any of their respective subsidiaries or affiliates; (4) any rights to payment of benefits that Executive may have under the Rexnord Special Signing Bonus Plan and the Rexnord Supplemental Executive Retirement Plan (Executive’s benefit under the Rexnord Special Signing Bonus Plan is $825,594 and his benefit under the Rexnord Supplemental Executive Retirement Plan is approximately $642,311, each to be finally determined and paid in accordance with and subject to the terms and conditions of the applicable plan); (5) the continued medical or dental coverage that Executive may have under the Consolidated Omnibus Budget Reconciliation Act; or (6) any rights to payment of benefits that Executive may have under a retirement plan or plans intended to qualify under Section 401(a) of the Code. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

V. Unknown Claims. It is the intention of Executive in executing this Separation Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.

VI. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the ADEA, which have arisen on or before the date of execution of this Separation Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

(b) He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

(c) He was given a copy of this Separation Agreement on September 11, 2009 and informed that he had twenty-one (21) days within which to consider the Separation Agreement and that if he wished to execute this Separation Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit B;

(d) Nothing in this Separation Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e) He was informed that he has seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement, and this Separation Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Companies during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Companies nor Executive will have any obligations under this Separation Agreement.

VII. No Transferred Claims. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Companies and each of their respective affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

VIII. Restrictive Covenants.

A. Non-Competition. Executive hereby acknowledges and agrees in consideration for the payments and other benefits set forth in this Separation Agreement, for the period commencing on the date hereof and ending on the third anniversary of the Separation Date, Executive shall not, at any time, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Companies or any of their respective subsidiaries or affiliates anywhere in the world to the extent that the Companies or any of their respective subsidiaries or affiliates were involved in such business or pursued involvement in such business at any time during Executive’s employment with the Companies; provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

B. Non-Solicitation of Customers and Employees. Executive promises and agrees that he will not, and shall not, for the period commencing on the date hereof and ending on the third anniversary of the Separation Date, permit any of his affiliates to, directly or indirectly, (i) recruit or otherwise solicit or induce (or attempt to recruit or otherwise solicit or induce) any employee of any of the Companies or any of their respective subsidiaries or affiliates to leave the employ of such person or entity, or in any way interfere with the relationship between the Companies or any of their respective subsidiaries or affiliates, on the one hand, and any employee thereof, on the other hand, (ii) hire any person or entity who is or any time was an employee of any of the Companies or any of their respective subsidiaries or affiliates until six (6) months after such individual’s employment relationship with such person or entity has ended, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of any of the Companies or any of their respective subsidiaries or affiliates to cease doing business with the Companies or any of their respective subsidiaries or affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and any of the Companies or any of their respective subsidiaries or affiliates, on the other hand.

C. Non-Disparagement. Executive promises and agrees that he will not at any time following the Separation Date, directly or indirectly, make or ratify any statement, public or private, oral or written may be critical or disparaging of the Companies or any of their respective subsidiaries or affiliates, or any of their respective products, services, officers, directors or employees. Each of the Companies promises and agrees that neither it nor any of its respective officers will at any time following the Separation Date, directly or indirectly, make or ratify any statement, public or private, oral or written that may be critical or disparaging of Executive. However, nothing in this paragraph shall affect the ability or obligation of any such person or entity (including, without limitation, Executive, Rexnord, RBS Global and Holdings) to provide complete and truthful testimony or other information in connection with any (i) governmental and/or regulatory investigation or proceeding, (ii) required public, governmental or regulatory disclosure or fling, or (iii) pleadings, discovery and/or trial in litigation.

D. Confidentiality; Return of Property. Executive represents, promises and agrees that he has not in the past and that he will not at any time in the future, unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise (other than each of the Companies and any affiliate thereof), any trade secrets, or other confidential data or information relating to customers, design programs, costs, marketing, sales activities, promotion, credit and financial data, financing methods, or plans of the Companies, or any of their respective subsidiaries or affiliates; provided that the foregoing shall not apply to information which is not unique to the Companies (or their respective affiliates, as applicable) or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that, to the extent he has not already done so, he will return to Rexnord immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Companies or any of their respective subsidiaries or affiliates, whether such information is in tangible or electronic form. Executive further agrees that he shall have until September 25, 2009 to return to Rexnord all other property of the Companies in his possession, including, but not limited to, all office equipment, computer equipment, mobile phone, credit cards, vehicles and keys. Executive further agrees that he has not retained and will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Companies or any of their respective subsidiaries or affiliates; provided, however, that Executive may retain his rolodex, address books, information relating to his compensation or relating to reimbursement of expenses, documents relating to his participation in employee benefit plans or programs of the Companies or any of their respective affiliates, any agreement between Executive and any of the Companies or any affiliate thereof relating to his employment with the Companies or any affiliate thereof, and other personal property provided that such items do not contain any confidential information of the Companies. Executive shall have until October 11, 2009 to vacate the premises of his Company-provided temporary housing.

E. Inventions. Executive acknowledges and agrees that all rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Companies or any of their respective subsidiaries or affiliates, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive discovered, invented or originated during the term of his employment with the Companies, and or Executive discovers, invents or originates for a period of 12 months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Companies (“Inventions”), shall be the exclusive property of the Companies. Executive acknowledges and agrees that he shall promptly disclose all Inventions to the Companies, shall execute at the request of the Companies any assignments or other documents the Companies may deem necessary to protect or perfect their rights therein, and shall assist the Companies, at the Companies’ expense, in obtaining, defending and enforcing the Companies’ rights therein. Executive hereby appoints each Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the applicable Company to protect or perfect such Company’s rights to any Inventions.

F. Understanding of Covenants. Executive represents and agrees that he (i) is familiar with and carefully considered the foregoing covenants set forth in this Section VIII (together, the “Restrictive Covenants”), (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Restrictive Covenants are necessary to protect the Companies’ and their respective affiliates’ confidential and proprietary information, good will, stable workforce and customer relations, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section VIII regardless of whether Executive is then entitled to receive severance pay or benefits from Rexnord. Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of Rexnord and any of its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Companies disproportionate to the detriment of the Executive.

G. Construction. In the event terms of this Section VIII shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

H. Injunctive Relief. Executive expressly agrees that the Companies will or would suffer irreparable injury if he were to breach any of the provisions of this Section VIII and that each of the Companies would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Executive consents and stipulates to the entry of such injunctive relief prohibiting him from engaging in conduct which violates any of the provisions of this Section VIII. Furthermore, in the event Executive breaches any of the provisions of this Section VIII while he is receiving amounts or is entitled to Severance Benefits under Section III(B), Executive shall not be entitled to receive any future amounts or be entitled to any future Severance Benefits pursuant to Section III(B).

IX. Cooperation. Executive agrees to cooperate in any of the following types of activities related to any events or actions that occurred during or prior to the term of Executive’s employment with the Companies: (i) any internal investigations by any of the Companies; (ii) the defense of the Companies and each of their respective subsidiaries and affiliates against any threatened or pending litigation; and (iii) any investigation or proceeding by any governmental agency or body. Furthermore, Executive agrees to cooperate in the prosecution of any claims and lawsuits brought by the Companies or any of their respective subsidiaries or affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Executive’s employment with the Companies. From and after the Separation Date, except as requested by the Companies or as required by law, Executive shall not comment upon any (1) threatened or pending claim or litigation (including investigations or arbitrations) involving the Companies or any of their respective subsidiaries or affiliates or (2) threatened or pending government investigation involving the Companies or any of their respective subsidiaries or affiliates.

X. Miscellaneous

A. Successors.

(i) This Separation Agreement is personal to Executive and shall not, without the prior written consent of the Companies, be assignable by Executive.

(ii) This Separation Agreement shall inure to the benefit of and be binding upon the Companies and their respective successors and assigns and any such successor or assignee shall be deemed substituted for the applicable Company under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the applicable Company or all or substantially all of such Company’s assets or to which such Company assigns this Separation Agreement by operation of law or otherwise.

B. Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

C. Modification. This Separation Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

D. Complete Agreement. This Separation Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Separation Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof (including, without limitation, the Employment Agreement and the Stockholders’ Agreement). Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Separation Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Notwithstanding the foregoing, the Companies’ (and their respective affiliates’) rights under any confidentiality, trade secret, proprietary information, inventions or similar agreement to which Executive was a party or otherwise bound are not integrated into this Agreement and such rights of the Companies (or their respective affiliates, as the case may be) shall continue in effect.

E. Severability. In the event that a court of competent jurisdiction determines that any portion of this Separation Agreement is in violation of any statute or public policy, then only the portions of this Separation Agreement which violate such statute or public policy shall be stricken, and all portions of this Separation Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Separation Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Separation Agreement.

F. Governing Law. This Separation Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Wisconsin, without regard to conflicts of laws principles thereof; provided, however, that all issues and questions concerning the construction, validity, enforcement and interpretation of Article VIII shall be governed by, and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles thereof. Executive submits to the jurisdiction of the courts located in the State of Wisconsin in the event of any proceedings in connection with this Agreement.

G. Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the negotiation and preparation of this Separation Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. Executive agrees and acknowledges that he has read and understands this Separation Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Separation Agreement and has had ample opportunity to do so.

H. Notices. All notices under this Separation Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(a)	if to any or all of the Companies:

Rexnord LLC and/or

RBS Global, Inc. and/or

Rexnord Holdings, Inc.

4701 Greenfield Avenue

Milwaukee, WI 53214

Attention: General Counsel

with copies to:

Rexnord Holdings, Inc.

c/o Apollo Management, L.P.

10250 Constellation Blvd, Suite 2900

Los Angeles, CA 90067

Fax: (310) 843-1933

Attention: Larry Berg

and

Rexnord LLC

c/o Apollo Management, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Fax: (212) 515-3288

Attention: Steven Martinez

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Fax: (212) 326-2061

Attention: Douglas Ryder, Esq.

(b)	if to Executive:

At the address on file with Rexnord

Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may change its address for purposes of giving future notices pursuant to this Agreement by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.

I. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

J. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

K. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

L. Headings. The section headings in this Separation Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

M. Taxes. The Companies have the right to withhold from any payment hereunder or under any other agreement between the Companies and Executive the amount required by law to be withheld with respect to such payment or other benefits provided to Executive. Other than as to such withholding right, Executive shall be solely responsible for any taxes due as a result of the payments and benefits received by Executive contemplated by this Separation Agreement.

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I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 14th day of October 2009, at Milwaukee County, WI.

“Executive”

/s/ Robert A. Hitt
Robert A. Hitt

EXECUTED this 14th day of October 2009, at Milwaukee County, WI.

“Company”

Rexnord LLC a Delaware limited liability company.

/s/ Patricia Whaley
By:	Patricia Whaley
Its:	Vice President and General Counsel

“RBS Global”

RBS Global, Inc, a Delaware corporation.

/s/ Patricia Whaley
By:	Patricia Whaley
Its:	Vice President and General Counsel

“Holdings”

Rexnord Holdings, Inc, a Delaware corporation.

/s/ Patricia Whaley
By:	Patricia Whaley
Its:	Vice President and General Counsel

EXHIBIT A

RESIGNATION LETTER

Date: September 11, 2009

To:	The Board of Directors of Rexnord LLC The Board of Directors of RBS Global, Inc. The Board of Directors of Rexnord Holdings, Inc.

From: Robert A. Hitt

I hereby resign as an employee, officer, director, member, manager and in any other capacity with Rexnord LLC, RBS Global, Inc., Rexnord Holdings, Inc. and each of their respective subsidiaries and affiliates, effective as of the date set forth above.

/s/ Robert A. Hitt
Robert A. Hitt

A-1

EXHIBIT B

ACKNOWLEDGEMENT AND WAIVER

I, Robert A. Hitt, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Wisconsin, that the foregoing is true and correct.

EXECUTED this      day of                      2009, at                          County,                         .

Robert A. Hitt

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